Exhibit 99.1

Contacts:
Media Relations:	Investor Relations:
Katie Eakins / Aida Causevic	Alex Wellins / Jennifer Jarman
LEWIS PR for VitalStream	The Blueshirt Group for VitalStream
619 516 2559	415 217 7722
vs@lewispr.com	alex@blueshirtgroup.com, jennifer@blueshirtgroup.com

VitalStream Acquires Eonstreams to Provide Comprehensive Online Advertising Solutions
Joint technologies provide feature-rich, fully-integrated ad delivery and streaming technology

IRVINE, CA and KNOXVILLE, TN - May 22, 2006 - VitalStream Holdings Inc. (OTC Bulletin Board: VSHI), the world leader in audio and video streaming, today announced it has acquired Eonstreams, Inc., a privately-held provider of Internet advertising insertion and streaming solutions. The integration of Eonstreams’ advertising solution technologies into VitalStream’s content delivery network (CDN) will provide customers with a one-stop solution for delivering integrated streaming and digital advertising content on the Internet. VitalStream will host a conference call today for analysts and investors to discuss the transaction at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Instructions for accessing the conference call are provided below.

“With our acquisition of Eonstreams, VitalStream is now positioned to provide turnkey advertising solutions to a wide range of customers looking to monetize their web content as the Internet continues to claim an ever increasing share of viewers,” said Jack Waterman, Chairman and CEO of VitalStream. “The acquisition of Eonstreams is a critical element of our growth strategy as it uniquely positions us to capture additional opportunities in the on-demand and online advertising growth sectors. This combination will allow us to successfully grow and support the vast opportunities we see in the online advertising market with comprehensive and scalable business solutions.”

Under terms of the acquisition, VitalStream purchased substantially all of the assets, and assumed substantially all of the liabilities, of Eonstreams. The acquired assets include patent applications and other proprietary technology relative to the advertising insertion products, in addition to all other assets used to operate the Eonstreams business. As consideration for the acquired business, in addition to the assumption of substantially all liabilities of Eonstreams, VitalStream issued to Eonstreams 1,747,312 shares of VitalStream common stock.

Eonstreams’ advertising software solution inserts in-stream advertisements into “live” and “on-demand” Internet streaming broadcasts to target specific listener demographics, enabling advertisers to reach the most engaged opt-in audio and video audiences with a seamless, in-stream advertising experience. Campaign management and ad results reporting complete the comprehensive solution.

“VitalStream’s acquisition of Eonstreams gives immediate scale to an already-powerful solution for streamed advertising,” said Steve Newman, former president and CEO of Eonstreams who now assumes a senior management role in the advertising services division of VitalStream. “Our solution is currently delivering advertising and generating revenue for major broadcast companies. By combining this service with the VitalStream CDN, customers now have a complete and scalable solution to take their digital assets on-line and generate revenue.”

Although the acquisition has been completed, the Eonstreams service, now branded under the VitalStream name, continues without interruption from www.eonstreams.com.

The VitalStream teleconference and webcast is scheduled to begin at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Monday, May 22, 2006. To participate on the live call, analysts and investors should dial 800-218-9073 at least ten minutes prior to the call. VitalStream will also offer a live webcast of the conference call, accessible from the "Investor Relations" section of the company’s Web site (http://www.vitalstream.com/investor/).

About VitalStream
VitalStream, Inc., a wholly owned subsidiary of VitalStream Holdings, Inc. (OTC: VSHI), is a world leader in streaming solutions and an international content delivery network that provides the reliable choice for delivering streaming media to global audiences. VitalStream provides complete solutions, including video and audio streaming, advertising placement, delivery, reporting and analysis, live event broadcasting, media asset management and consulting services that seamlessly integrate with today’s leading streaming media technologies. VitalStream’s innovative tool set streamlines the process of delivering the leading streaming media formats, Macromedia® Flash™ and Microsoft® Windows Media®, over the Internet. VitalStream’s worldwide content delivery network is certified for quality transfer in the United States, Europe and Asia and delivers much of today’s most popular online media. VitalStream serves a worldwide customer base including Fortune 500 corporations, movie studios, news broadcasters, music and radio companies, advertising agencies and educational institutions. For more information, visit www.vitalstream.com. For more information about our advertising services, visit http://www.eonstreams.com

Forward Looking Statements
This news release contains forward-looking statements made by VitalStream in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by these statements as a result of various important factors including, but not limited to, the risk that our customers may not use our new or existing products and services at the projected rate or may cease using our services, the future demand for our products and services generally is subject to various uncertainties, our product or service offerings and the network infrastructure used to deliver them that are based upon, rely upon or intended for use in conjunction with or incorporating our partners’ proprietary technology may not predictably be accepted by our customers, or prospective customers or consumers, or perform as anticipated, current trends in user or consumer preferences may not continue, we may be unable to keep up with evolving industry standards and changing user and consumer needs, demands or preferences, our network security and performance may be adversely affected by both internal and external causes, the businesses we acquire may be difficult to integrate and we may not be able to achieve the anticipated benefits, the increasing number of our products and services may increase the risk we may be subject to third-party infringement claims, and other factors that are discussed in “Risk Factors” and elsewhere in the Annual Report on Form 10-K of VitalStream Holdings, Inc. and other documents periodically filed by VitalStream Holdings, Inc. with the SEC. Such forward-looking statements speak only as of the date of this release. The company is under no obligation and expressly disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

VitalStream is a registered trademarks of, VitalStream, Inc. All other names or marks are the property of their respective owners.

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